Exhibit 26-(d)(13): Overloan Lapse Protection Rider

Overloan Lapse Protection Rider

This rider is a part of the Policy whose number is shown below. If not shown below, the Rider Data is shown on the Policy Data Page.

Rider Data -Policy Number

Definitions

Unless stated otherwise, all terms used in this rider have the same meaning as when used in the Policy.

Policy - The base policy to which this rider is attached.

Exercise Effective Date - Provided all conditions to the exercise of this rider are met, the Exercise Effective Date will be the Monthly Anniversary on or next following the date we receive your written request to exercise this rider.

Benefit

If you exercise this rider, your Policy will not lapse under your Policy's grace period and lapse provisions even if policy values are not sufficient to pay monthly deductions or policy loan interest when due. This new guarantee supersedes any other death benefit guarantee provision still in force when you exercise this rider.

Conditions to Exercise Rider

You may exercise this rider by sending us a written request. This rider may be exercised if all of the following conditions are met:

The Death Benefit Qualification Test for your Policy must be the Guideline Premium Test.
At least 15 policy years have elapsed since your Policy Date.
The Insured must be at least Age 75. If the Policy is survivorship policy, the youngest Insured must be at least Age 75.
Your Loan Amount must be equal to or greater than the sum of your Policy's Face Amount and the face amount of any term insurance rider coverage on the Insured.
Your Loan Amount less unearned loan interest can be no more than the Accumulation Value less the Transaction Charge shown on the Policy Data Page.
  The guideline single premium after exercise of this rider must be greater than the sum of all premiums paid less the sum of all non-taxable partial withdrawals taken since the Policy was issued, or (i) the guideline level annual premium after exercise of this rider must be greater than zero, and (ii) the sum of all guideline level annual premiums must be greater than the sum of all premiums paid less the sum of all non-taxable partial withdrawals taken since the Policy was issued.

Exercising this rider must not cause this policy to become a modified endowment contract under Section 7702A of the Code.
Rider Charge

If all of the preceding conditions have been met, on the Exercise Effective Date we will deduct the Transaction Charge shown on the Policy Data Page from the Policy's Accumulation Value.

When Rider is Exercised

When you exercise this rider, on the Exercise Effective Date we will make the following changes to your Policy:

If another Death Benefit Option is in effect, your Death Benefit Option will be changed to Option A.
Your Face Amount will be changed to an amount equal to the product of the Accumulation Value (after deduction of the Transaction Charge) times the applicable guideline corridor percentage.
If the Policy is a variable life insurance policy, all amounts in the Variable Account will be transferred to the Fixed Account. No transfer charges will be assessed.
All other optional benefit riders attached to your Policy will be terminated except for any optional benefit riders which extend the maturity date of your Policy.
We will send you notification of these changes once this rider has been exercised.

After Rider is Exercised

After you exercise this rider:

We will continue to make monthly deductions. We will waive the monthly deduction to the extent that the Cash Surrender Value is insufficient to pay the amount due.
If the Policy is a variable life insurance policy, transfers from the Fixed Account to the Variable Account will not be allowed.
You may not pay additional premiums.
You may not increase or decrease the Face Amount.
You may not change the Death Benefit Option.
You may not make any partial withdrawals.
You may not add any riders.
The death benefit will never be less than the product of the Loan Amount less unearned loan interest and the applicable guideline corridor percentage.

Amendments

  We may amend this rider so that it is in compliance with all applicable laws, rules, regulations, interpretations, holdings and orders. When required by law, we will obtain your approval of these changes and obtain approval from all appropriate regulatory authorities.

Nonparticipating

This rider does not entitle you to participate in our surplus.

General Provisions

  All Policy provisions that are not changed by this rider continue to apply. The Incontestability Provision of the policy applies to this rider from the Rider Issue Date. This rider does not increase any cash, loan, paid-up insurance, or extended term insurance values of the Policy.